UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 21, 2010

Commission File Number 000-03718

PARK CITY GROUP, INC.
(Exact name of small business issuer as specified in its charter)

Nevada	37-1454128
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3160 Pinebrook Road; Park City, Utah 84098
(Address of principal executive offices)

(435) 645-2000
(Registrant's telephone number)

______________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

Park City Group, Inc. (the "Company") entered into a Stock Purchase Agreement, effective June 30, 2010 (the "Effective Date") ("Purchase Agreement"), with certain holders of promissory notes of the Company aggregating approximately $4.1 million (the "Notes"), pursuant to which the Company issued 411,927 shares of its newly created Series B Convertible Preferred Stock, $0.01 per share ("Series B Preferred"), in consideration for the surrender and termination of such Notes  (the "Series B Exchange").  The purchase price for the Series B Preferred was $10.00 per share.  The Purchase Agreement contains various standard terms and conditions.  A copy of the Purchase Agreement is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 3.02       Unregistered Sales of Equity Securities.

On July 21, 2010, the Company issued 411,927 shares of Series B Preferred in connection with the Series B Exchange.  The Company did not receive any proceeds from the issuance of the Series B Preferred.  No underwriters were involved in the Series B Exchange.  The securities were issued in private transactions, in reliance on an exemption from registration under Section 3(a)(9) and/or Section 4(2), as applicable, of the Securities Act of 1933, as amended (the "Securities Act"), and Rule 506 of Regulation D promulgated thereunder.  The Series B Preferred issued in the Series B Exchange were acquired by accredited investors, for investment purposes only and not with a view toward the public distribution thereof.  Each certificate representing the shares of Series B Preferred bears a legend indicating that such securities have not been registered under the Securities Act and that they are subject to specified restrictions on transferability.  The Series B Exchange was conducted by the Company without any general solicitation or advertising.

Item 5.03       Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

On July 21, 2010, the Company amended its Certificate of Incorporation to designate 600,000 shares of our preferred stock, $0.01 par value per share, as Series B Preferred. The Series B Preferred shall be entitled to receive, out of funds legally available therefor, dividends at a rate of 12% per annum for the first three years following the Effective Date, 15% per annum for the period beginning three years following the Effective Date and continuing until five years from the Effective Date, and 18% per annum beginning five years from the Effective Date.  Dividends are payable quarterly in cash.

Upon liquidation of the Company, holders of Series B Preferred are entitled to be paid, prior to any distribution to any holders of common stock, or any other class or series of stock ranking junior to the Series B Preferred, an amount equal to the greater of $10.00 per share plus the amount of unpaid dividends, or such amount as would have been payable had each share of Series B Preferred been converted into common stock immediately prior to such liquidation.

Each share of Series B Preferred may be convertible, at the option of the holder, at any time after July 1, 2011, into 2.5 shares of common stock, subject to adjustment, as set forth in the Certificate of Designations of Series B Convertible Preferred Stock.  The holders of Series B Preferred vote together with the holders of common stock as a single class.  Each holder of Series B Preferred are entitled to the number of votes equal to the number of whole shares of common stock into which the shares are then convertible.

The Company has the right, but not the obligation, to redeem the Series B Preferred at any time, for cash, by paying each holder thereof $10.70 per share, plus accrued and unpaid dividends.

The description of the Series B Preferred above is qualified in its entirety by reference to a copy of the Certificate of Designation of Series B Convertible Preferred Stock attached to this Current Report  on Form 8-K as Exhibit 3.1.

Item 9.01       Financial Statements and Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 21, 2010	PARK CITY GROUP, INC.

By: /s/ Randall Fields Chief Executive Officer

Exhibit Index

Exhibit No.	Description

3.1	Certificate of Designations of Series B Convertible Preferred Stock.
99.1	Form of Stock Purchase Agreement, dated June 30, 2010.